Exhibit 21
                                                                     ----------


                            LIST OF SUBSIDIARIES OF
             TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC. ("TASA")



Name of Subsidiary   Jurisdiction of   Shareholder  Name Under Which Subsidiary
                      Incorporation                          does Business

Beck Evaluation &      New York           TASA        Beck Evaluation & Testing
Testing Associates,                                   Associates; BETA
Inc.

MESI Acquisition       New York           TESC        MESI Acquisition Corp.;
Corp.                                                 Mildred Elley; Mildred
                                                      Elley School, Inc.

Modern Learning        Delaware           TASA        Modern Learning Press
Press, Inc.

TASA Educational       Delaware           TASA        TASA Educational Services
Services Corporation                                  Corporation
("TESC")